Exhibit 5.1

August 31, 2010

International CCE Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Re:	International CCE Inc.

Post-Effective Amendment to

Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to Post-Effective Amendment No. 1 to the automatic Registration Statement on Form S-3ASR (Registration Statement No. 333-168565) (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on or about August 31, 2010, 2010 by International CCE Inc., (the “Company”) and Coca-Cola Enterprises Inc. (“Old CCE”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the following securities in one or more series: debt securities of the Company (the “Debt Securities”), consisting of debentures, notes and/or other evidences of indebtedness, which may be unsubordinated or subordinated to certain other obligations of the Company, as described in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement a “Prospectus Supplement”). The Debt Securities will be issued under an Indenture (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”).

As Senior Vice President, General Counsel and Strategic Initiatives of the Company, I am familiar with the Amended and Restated Certificate of Incorporation and the By-Laws and with the affairs of the Company. In rendering the opinions set forth below, I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express such opinions. In rendering such opinions, I also have assumed that:

(i)	the Indenture will have been duly authorized, executed and delivered by the Trustee; and

(ii)	prior to the offering and sale of Debt Securities, the officers of the Company duly authorized by the Company’s Board of Directors or a committee thereof will (a) execute and deliver the Indenture and (b) authorize by proper corporate action the terms of and the prices at which the Debt Securities are to be issued and sold pursuant to the terms of the Indenture.

With regard to the opinion set forth below, I have relied solely upon an opinion letter dated August 31, 2010 from Shearman & Sterling LLP, New York, New York, with respect to all matters of New York law related thereto. Based on the foregoing, and subject to the assumptions and qualifications set forth above, it is my opinion that:

1.	the Debt Securities, when duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I hereby consent to the reference made to me under the heading “Legal Matters” set forth in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JOHN R. PARKER
John R. Parker, Jr.

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